Exhibit 10.4D
SUBLEASE
(REDWOOD CITY, CALIFORNIA)
THIS SUBLEASE (this “Sublease”) is entered into as of November 1, 2021 (the “Effective Date”), by and between REVOLUTION MEDICINES, INC., a Delaware corporation (“Sublandlord”), and ADVERUM BIOTECHNOLOGIES, INC., a Delaware corporation (“Subtenant”). Sublandlord and Subtenant may each be referred to herein as a “Party”, and collectively, the “Parties”.
RECITALS
This Sublease is made with reference to the following recitals of essential facts:
A. Sublandlord, as tenant, and HCP LS REDWOOD CITY, LLC, a Delaware limited liability company (“Master Landlord”), as landlord, are parties to that certain Lease dated as of January 15, 2015 (as amended, the “Master Lease”), as amended by that certain First Amendment to Lease date September 16, 2016, that certain Second Amendment to Lease dated April 17, 2020, and that certain Third Amendment to Lease dated November 1, 2021 (the “Third Amendment”), pursuant to which Sublandlord leases from Master Landlord certain space including, in part, all of the building commonly known as 800 Saginaw Drive, Redwood City, California (the “Building”), containing approximately 41,445 rentable square feet, as more particularly described in the Master Lease (the “Master Premises”). Capitalized terms used, but not defined, herein have the meanings set forth in the Master Lease, a copy of which has been previously provided to Subtenant.
B. Subtenant is or was party to that certain Lease dated June 28, 2018, between Subtenant, as tenant, and Master Landlord, as landlord (as amended, the “Adverum Lease”), pursuant to which Subtenant leased certain space including, in part, the Building.
C. Substantially concurrently herewith, Subtenant and Master Landlord have or will terminate the Adverum Lease as to the Building (the “Adverum Lease Termination”), and Master Landlord has or will lease the Building to Sublandlord pursuant to the Third Amendment (the execution and delivery of the Third Amendment by Master Landlord and Sublandlord is referred to herein as “Third Amendment Execution”).
D. Subject to the terms and conditions of this Sublease and the occurrence of the Adverum Lease Termination and Third Amendment Execution, Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, that certain portion of the Master Premises comprising approximately 20,723 rentable square feet, located on the first floor of the Building, as depicted in Exhibit A attached hereto (the “Subleased Premises”).
E. Sublandlord may continue to lease and/or occupy that portion of the Master Premises which does not contain the Subleased Premises (the “Reserved Premises”) during the Sublease Term (as defined in Section 3).

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
AGREEMENT
1.RECITALS. The foregoing recitals are hereby incorporated into this Sublease by this reference as if fully set forth herein.
2.SUBLEASED PREMISES. Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Subleased Premises. Additionally, Subtenant is hereby granted the nonexclusive right to use the common areas of the Building as reasonably necessary for the Subtenant’s continued use of the Subleased Premises for the uses permitted under this Sublease to the extent of Sublandlord’s rights to use of the same pursuant to the Master Lease, in common with other tenants in the Building (collectively, the “Common Areas”), each throughout the Sublease Term (as defined in Section 3).
3.SUBLEASE TERM.
3.1.Commencement Date. The term of this Sublease (the “Sublease Term”) shall commence upon the later to occur of: (a) Master Landlord’s execution of the Landlord’s Consent (as defined below), (b) the Adverum Lease Termination, and (c) Third Amendment Execution (the “Commencement Date”), and shall expire on the Expiration Date (as defined in Section 3.2).
3.2.Expiration Date. Unless earlier terminated under any provision of the Master Lease or this Sublease, the Sublease Term shall expire on March 31, 2022 (as may be extended by the MTM Period, the “Expiration Date”). Subtenant may, upon written notice to Sublandlord given no later than March 1, 2022, extend the Sublease Term on a month-to-month basis, until no later than June 30, 2022 (the time period between April 1, 2022 and June 30, 2022 is referred to herein as the “MTM Period”). During the MTM Period, Subtenant may terminate this Sublease on thirty (30) days prior notice to Sublandlord; provided that, on June 30, 2022, the Sublease Term shall automatically expire without the requirement that either Party provide such prior notice. For the avoidance of doubt, Subtenant has no right to extend the Sublease Term beyond June 30, 2022.
3.3.Possession. The Parties acknowledge that, as of the Effective Date, Subtenant is already in possession of the Subleased Premises. Accordingly, Sublandlord shall not be required to deliver possession of the Subleased Premises to Subtenant. Within five (5) business days following the Effective Date, Subtenant shall deliver to Sublandlord: (a) the first full month’s Base Rent (as defined in Section 4), (b) the Security Deposit (as defined in Section 8), and (c) subject to the consent of Master Landlord, the certificate(s) of insurance evidencing that Subtenant carries the insurance required of the Subtenant under Adverum Lease (which insurance policies shall also name Sublandlord as additional insured).
4.BASE RENT. Beginning on the Commencement Date, Subtenant shall pay base rent to Sublandlord in the following amounts during the following periods (each payment, a monthly installment of “Base Rent”):

Time Period	Monthly Installment of Base Rent	Monthly Base Rental Rate Per
		Rentable Square Foot
Commencement Date to March 31, 2022	$111,904.20	$5.40
April 1, 2022 to June 30, 2022*	$111,904.20	$5.40
*If applicable.
5.EXPENSE REIMBURSEMENT. In addition to paying Base Rent, beginning on the Commencement Date, Subtenant shall pay to Sublandlord, as additional rent, Subtenant’s Share of Direct Expenses (as defined in the Master Lease) on a monthly basis throughout the Sublease Term. As used in this Sublease, “Subtenant’s Share” means 50% (which is the ratio that the rentable square footage of the Subleased Premises bears to the rentable square footage of the Master Premises). Sublandlord shall promptly forward to Subtenant all Estimate Statements and Statements (as each term is defined in the Master Lease) for the Master Premises that Sublandlord receives from Master Landlord. If Sublandlord receives a credit for overpayment of Direct Expenses attributable to the Master Premises (“Direct Expense Credit”) pursuant to Section 4.4.1 of the Master Lease, Subtenant shall receive a credit against the next installment of Rent due under this Sublease in an amount equal to Subtenant’s Share multiplied by the total Direct Expense Credit or, if the Sublease Term has ended, Sublandlord shall pay such amount to Subtenant within thirty (30) days of Sublandlord’s receipt of the Direct Expense Credit. If Sublandlord makes a payment to Master Landlord due to an underpayment of Direct Expenses attributable to the Master Premises (“Direct Expense Shortfall”) pursuant to Section 4.4.1 of the Master Lease, Subtenant shall pay Sublandlord an amount equal to Subtenant’s Share multiplied by the total Direct Expense Shortfall together with the next installment of Rent due or, if the Sublease Term has ended, Subtenant shall pay such amount to Sublandlord within thirty (30) days of Subtenant’s receipt of an invoice therefor. Subtenant shall not have the right to audit Direct Expenses.
6.PAYMENT OF RENT. Base Rent, Subtenant’s Share of Direct Expenses, and any other amounts payable by Subtenant in connection with this Sublease are referred to in this Sublease as “Rent”. Rent shall be due and payable to Sublandlord without prior written notice or demand, in advance, without deduction or offset, in lawful money of the United States of America, on or before the first day of each calendar month during the Sublease Term. Rent shall be payable at Sublandlord’s address set forth herein, or at such other place as Sublandlord may designate in writing to Subtenant. Rent for any period during this Sublease Term that is less than one (1) month shall be prorated based on a thirty (30) day month. Subtenant shall pay Rent for the first full month of the Sublease term upon Subtenant’s execution of this Sublease. Section 25 of the Master Lease shall apply to any late payment of Rent by Subtenant.
7.[RESERVED].

8.SECURITY DEPOSIT. Subtenant shall deposit with Sublandlord on or before the Effective Date the sum of One Hundred Eleven Thousand Nine Hundred Four and 20/100 Dollars ($111,904.20) (the “Security Deposit”), which Sublandlord will hold as security for Subtenant’s faithful performance of all of the terms, covenants and conditions of this Sublease to be kept and performed by Subtenant during the period commencing on the Effective Date and ending upon the expiration or termination of Subtenant’s obligations under this Sublease. If an Event of Default (as defined in Section 22) occurs with respect to any provision of this Sublease, including any provision relating to the payment of Rent, then Sublandlord may, but is not required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Sublandlord for any other loss or damage that Sublandlord may suffer by reason of Subtenant’s default. If Sublandlord so uses or applies any portion of the Security Deposit, then Subtenant shall, within ten (10) days following demand therefor, deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to its original amount, and Subtenant’s failure to do so shall be a material breach of this Lease. Sublandlord shall return to Subtenant the Security Deposit, less any portion thereof which Sublandlord may have or withhold as permitted by this Section 8, within thirty (30) days after the expiration of the Sublease Term by lapse of time, termination of the Master Lease through no default of Subtenant or by the mutual, written agreement of Sublandlord and Subtenant. The provisions of this Section 8 shall survive the expiration or earlier termination of this Sublease. SUBTENANT HEREBY WAIVES THE REQUIREMENTS OF SECTION 1950.7 OF THE CALIFORNIA CIVIL CODE, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.
9.CONDITION OF SUBLEASED PREMISES. Subtenant (a) acknowledges that Subtenant currently occupies, and prior to this Sublease occupied, the Subleased Premises, and (b) accepts the Subleased Premises in their current “as is” condition with all faults. Subtenant hereby waives all warranties, whether express or implied (including warranties of merchantability or fitness for a particular purpose), with respect to the Subleased Premises or any furniture, fixtures and equipment located therein. Except as expressly set forth in this Sublease, Sublandlord makes no representation or warranty of any kind with respect to the Subleased Premises, and Subtenant shall have full responsibility for making any desired repairs, installations, alterations or additions to the Subleased Premises. Any installations, alterations or additions which Subtenant desires to make to the Subleased Premises shall be subject to the prior written approval of both Master Landlord and Sublandlord and shall otherwise be constructed in accordance with all of the terms and conditions of the Master Lease.
10.QUIET ENJOYMENT. Subtenant shall peacefully have, hold and enjoy the Subleased Premises during the Sublease Term, subject to the terms and conditions of this Sublease and termination of the Master Lease, provided that there is not a default by Subtenant beyond applicable notice and cure periods.
11.USE. Subtenant may use the Subleased Premises solely for the uses permissible under the Master Lease, and for no other use. Subtenant’s use of the Subleased Premises must at all times comply with the requirements of the Master Lease, and Subtenant shall not use the Subleased Premises in a manner that is in any way inconsistent with the Master Lease, or that might cause Sublandlord to be in breach of the Master Lease. Notwithstanding the foregoing, should Master Landlord agree to the Adverum Operating Terms, in the case of a conflict between the terms of this Section 11 and the Adverum Operating Terms, the Adverum Operating Terms shall control.
12.COMPLIANCE WITH LAWS. Subtenant shall, at its sole cost and expense, promptly comply with all laws, ordinances and regulations with respect to Subtenant’s use, occupancy or improvement of the Subleased Premises (as amended, together with the regulations promulgated pursuant thereto) (collectively, “Applicable Laws”); provided, however, Subtenant shall not be required to perform or pay for any improvements with respect to the construction of improvements to cause the Subleased Premises to comply with Applicable Laws except those incurred as a result of Subtenant’s (a) specific use and occupancy of the Subleased Premises, (b) obtaining any permit or license with respect to the Subleased Premises, or (c) making any installations, additions or alterations to the Subleased Premises during the Sublease Term.
13.COMPLIANCE WITH MASTER LEASE.
13.1.Subtenant Covenants. Subtenant covenants that it will occupy the Subleased Premises in accordance with all of the terms and conditions of the Master Lease as they apply to the Subleased Premises and will not suffer to be done or omit to do any act which may result in a violation of or a default under any of the terms and conditions of the Master Lease, or render Sublandlord liable for any damage, charge or expense thereunder. Subtenant further covenants and agrees to indemnify Sublandlord against and hold Sublandlord harmless from any claim, demand, action, proceeding, suit, liability, loss, judgment, expense (including reasonable attorneys’ fees) and damages of any kind or nature whatsoever (“Claims”) arising out of, by reason of, or resulting from, Subtenant’s failure to perform or observe any of the terms and conditions of the Master Lease applicable to the Subleased Premises. Notwithstanding the foregoing or anything to the contrary in this Sublease, but subject to Master Landlord’s agreement hereto, it shall not be a violation of this Sublease for Subtenant to use and operate, and Subtenant may use and operate in, the Subleased Premises in the same manner permitted under and in accordance with the terms and conditions of the Adverum Lease (including but not limited to the Permitted Use thereunder and Subtenant’s use of Hazardous Materials), and Subtenant may continue to use the Pad Equipment, Rooftop Equipment and the Generator serving the Building to the same extent “Tenant” was so authorized under the Adverum Lease; provided, that, to the extent such equipment services the building generally and not the Subleased Premises only, Sublandlord may utilize such equipment in a manner that does not disrupt Subtenant’s use thereof (the “Adverum Operating Terms”).
13.2.Sublandlord Covenants. Sublandlord covenants that it will maintain the Master Lease during the entire Sublease Term, subject, however, to any earlier termination of the Master Lease without the fault of Sublandlord, and to comply with or perform or cause to be performed Sublandlord’s obligations with respect to the Reserved Premises and with any obligations with respect to the Subleased Premises not assumed by Subtenant hereunder. Sublandlord hereby covenants (1) not to voluntarily surrender the Master Lease to Master Landlord as to the Subleased Premises (except in connection with Sublandlord’s right to terminate the Master Lease following a casualty or condemnation event), and (2) not enter into any amendment or other agreement with respect to the Master Lease which will prevent or adversely affect Subtenant’s use of the Subleased Premises in accordance with the terms of this Sublease, increase Subtenant’s obligations or decrease Subtenant’s rights under this Sublease, shorten the term of this Sublease or increase the rental or any other sums Subtenant is required to pay under this Sublease.
13.3.Subordination of Sublease. This Sublease is subject and subordinate to the Master Lease in all respects. If the Master Lease is terminated for any reason whatsoever, then this Sublease shall automatically terminate as if it expired by its terms (unless assumed by Master Landlord) and in such event neither Sublandlord nor Master Landlord shall have any liability whatsoever to Subtenant as a result of such termination, except that Sublandlord shall be liable to Subtenant for any such termination arising as a result of Sublandlord’s default under the Master Lease. Sublandlord shall use commercially reasonable efforts to cause the Master Landlord to perform its obligations under the Master Lease, and shall cooperate with Subtenant in its efforts to obtain such performance, but under no circumstance shall Sublandlord be otherwise responsible or liable in any way for, Master Landlord’s failure to, (a) perform any acts required to be completed by Master Landlord under the Master Lease, (b) supply any item, including, but not limited to, any utility or service to the Subleased Premises required to be supplied by Master Landlord under the Master Lease, or (c) complete any work or maintenance in the Subleased Premises, the Building or the Master Premises required to be completed by Master Landlord under the Master Lease; and no such failure will in any way excuse Subtenant’s performance under this Sublease or entitle Subtenant to any abatement of Rent.
13.4.Consents. If any consent is required of Master Landlord for any action of “Tenant” under the Master Lease, then such consent shall be required from both Master Landlord and Sublandlord for such action under this Sublease. Any consent or approval requested from Sublandlord in accordance with this Sublease shall be deemed reasonably withheld if Master Landlord withholds its consent or approval.
13.5.Survival. The provisions of this Section 13 shall survive the expiration or earlier termination of this Sublease.
14.UTILITIES; SERVICES. Sublandlord shall have no obligation to provide to the Subleased Premises with any services or utilities (including without limitation telephone or internet services). Notwithstanding the foregoing, to the extent that utilities serving the Subleased Premises (excluding telephone and internet) are not separately metered, Sublandlord shall establish an account for such utilities and Subtenant shall pay to Sublandlord, as additional rent hereunder, Subtenant’s Share of the cost of such utilities (such utilities are referred to herein as “Sublandlord-Provided Utilities”). Sublandlord shall not be responsible or liable in any way for any failure or interruption, for any reason whatsoever, of the services, utilities or facilities that may or should be appurtenant or supplied to the Subleased Premises, and no such failure will in any way excuse Subtenant’s performance under this Sublease or entitle Subtenant to any abatement of Rent, unless such failure is a result of Sublandlord’s gross negligence or willful misconduct, or Sublandlord’s default under the Master Lease, in which event Subtenant may contract directly with Master Landlord to restore such interrupted utilities and services. Subtenant shall pay to Sublandlord as Rent hereunder any and all sums which Sublandlord may be required to pay to Master Landlord or any service provider arising out of excess consumption by Subtenant or a request by Subtenant for additional building services (e.g., charges associated with after-hours HVAC usage and over-standard electrical charges). Notwithstanding anything to the contrary in this Sublease or the Master Lease, Subtenant agrees that Sublandlord shall not be required to perform any of the covenants, agreements or obligations of Master Landlord under the Master Lease and, insofar as any of the covenants, agreements and obligations of Sublandlord hereunder are required to be performed under the Master Lease by Master Landlord, Sublandlord’s obligation shall be to use commercially reasonable efforts to cause Master Landlord to so perform (but Sublandlord shall not be required to file a legal action to so enforce such matter). Notwithstanding the foregoing, should Sublandlord’s negligent acts or willful misconduct result in any interruption, cessation or disturbance in the provision of Subtenant-Provided Utilities to the Subleased Premises that materially impairs Subtenant’s use and occupancy of the Subleased Premises, such that Subtenant is prevented from using, and does not use the Subleased Premises or any portion thereof, for more than three (3) consecutive days, commencing on the fourth (4th) day after the commencement of such interruption, cessation or disturbance, the Rent payable hereunder by Subtenant shall abate during such time that Subtenant continues to be so prevented from using, and does not use, the Subleased Premises or a portion thereof, in the proportion that the square feet of the portion of the Subleased Premises that Subtenant is prevented from using, and does not use, bears to the total square feet of the Subleased Premises; provided, however, that Subtenant shall not be entitled to abatement or reduction of Rent to the extent the matters described in this sentence above arise out of or results from a matter outside of Sublandlord’s reasonable control. To the extent Subtenant shall be entitled to abatement of Rent because of a damage or destruction or a taking pursuant to Section 29 below, then the terms of the immediately prior sentence shall not be applicable.
15.MAINTENANCE. Subtenant shall perform all maintenance and repairs in the Subleased Premises to maintain the Premises in its existing condition which Sublandlord is required to perform under the Master Lease; provided, however, that, at Sublandlord’s option, or if Subtenant fails to make such repairs, Sublandlord may, but need not, make such repairs and replacements, and Subtenant shall pay Sublandlord’s costs or expenses, arising from Sublandlord’s involvement with such repairs and replacements upon being billed for same. Notwithstanding the foregoing, Sublandlord shall be responsible for the maintenance and repair of all common areas and shared Building systems pursuant to the terms of the Master Lease. Sublandlord and Subtenant shall reasonably cooperate in transferring such responsibilities from Subtenant to Sublandlord, including, without limitation, transferring any maintenance contracts to Sublandlord, promptly following the Commencement Date. Subtenant shall be responsible for payment to Sublandlord of Subtenant’s Share of the actual, out-of-pocket costs incurred by Sublandlord in so maintaining and repairing the common areas and shared Building systems, which costs Subtenant shall pay as additional rent within thirty (30) days of its receipt of invoices and reasonable supporting documentation for such costs from Sublandlord.
16.ASSIGNMENT AND SUBLETTING. Subtenant shall not assign, mortgage, hypothecate, encumber or otherwise transfer this Sublease or sub-sublease (which term shall be deemed to include the granting of concessions and licenses and the like) the whole or any part of the Subleased Premises, including by operation of law (any of the foregoing, an “Assignment”), without in each case first obtaining the prior written consent of Sublandlord, not to be unreasonably withheld. No Assignment shall relieve Subtenant of any liability under this Sublease. Consent to any such Assignment shall not operate as a waiver of the necessity for consent to any subsequent Assignment. In connection with each request for an Assignment, Subtenant shall pay Sublandlord’s reasonable cost of processing such Assignment, including attorneys’ fees, and any fees or costs payable under the Master Lease, upon demand of Sublandlord (not to exceed the actual cost charged to Sublandlord by Master Landlord to review the request, plus up to $3,000 for Sublandlord’s review costs). Any assignee or subtenant shall assume all of Subtenant’s obligations under this Sublease and be jointly and severally liable with Subtenant hereunder. Any Assignment hereunder must comply with the Master Lease, including, without limitation, the obtaining of any required consent of Master Landlord.
17.INDEMNITY/ INSURANCE
17.1.By Subtenant. Subtenant shall, except to the extent caused by Sublandlord’s or Master Landlord’s gross negligence or willful misconduct, indemnify, protect, defend and hold harmless Master Landlord and Sublandlord and their affiliates, agents, partners and lenders, from and against any and all Claims arising out of, involving, or in connection with, (a) the use or occupancy of the Subleased Premises by Subtenant, (b) the acts or omissions of Subtenant or any of Subtenant’s invitees, agents or employees, (c) any breach of this Sublease by Subtenant, and (d) any violation of Applicable Laws caused by Subtenant. If any action or proceeding is brought against Master Landlord or Sublandlord by reason of any of the foregoing matters, Subtenant shall upon notice defend the same at Subtenant’s expense by counsel reasonably satisfactory to Master Landlord and Sublandlord.
17.2.By Sublandlord. Sublandlord shall, except to the extent caused by Subtenant’s gross negligence or willful misconduct, indemnify, protect, defend and hold harmless Subtenant and its affiliates, agents, partners and lenders, from and against any and all Claims arising out of, involving, or in connection with, (a) Sublandlord’s gross negligence or willful misconduct, (b) any breach of this Sublease by Sublandlord, and (c) Sublandlord’s use and occupancy of the Reserved Premises. If any action or proceeding is brought against Subtenant by reason of any of the foregoing matters, Sublandlord shall upon notice defend the same at Sublandlord’s expense by counsel reasonably satisfactory to Subtenant.
17.3.Survival. The indemnities in this Section 17 shall survive the expiration or earlier termination of this Sublease.1
17.4.Insurance. Subject to Master Landlord’s consent, Subtenant shall continue to maintain the insurance coverage in such form and amounts as satisfies Subtenant’s obligations under the Adverum Lease which shall be in full satisfaction of Subtenant’s insurance obligations under this Sublease; provided, that, Subtenant shall name Sublandlord as an additional insured to the commercial general liability policy maintained thereunder. Notwithstanding anything to the contrary in this Lease the waiver and releases set forth in Section 10.5 of the Master Lease shall apply as between Sublandlord and Subtenant as, “Landlord” and “Tenant” respectively.
18.EXEMPTION OF SUBLANDLORD FROM LIABILITY; WAIVERS. Unless caused by Sublandlord’s gross negligence or willful misconduct, Sublandlord shall not be liable for injury or damage to the goods, wares, merchandise, or other property of Subtenant, Subtenant’s employees, contractors, invitees, customers, or any other person in or about the Master Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether said injury or damage results from conditions arising from the Master Premises or from any other source or place, and regardless of whether the cause of damage or injury or the means of repairing the same is accessible. Notwithstanding anything to the contrary in this Sublease or the Master Lease, in no event whatsoever shall Sublandlord or Subtenant be liable for injury to the other’s business or for any loss of income or profit therefrom.
19.DAMAGE AND DESTRUCTION; CONDEMNATION. In no event shall Sublandlord have any obligation to Subtenant to restore the Subleased Premises or the Master Premises if damaged, destroyed or condemned as described in Section 11 or Section 13 of the Master Lease. To the extent any damage, destruction or casualty loss occurs in the Master Premises or Subleased Premises which entitles Sublandlord to terminate the Master Lease, Sublandlord may terminate the Master Lease (in which event this Sublease shall automatically terminate) without liability to Subtenant. With respect to damage, destruction or condemnation (as described in Section 11 and Section 13 of the Master Lease), Subtenant shall receive an abatement of Rent under this Sublease to the extent Sublandlord receives an abatement of rent under the Master Lease with respect to the Subleased Premises. In the case of a casualty or condemnation, Subtenant shall have the same right to terminate this Sublease as “Tenant” under the Master Lease with respect to the Premises as if the Subleased Premises were the “Premises” thereunder.
20.BROKERS. Sublandlord and Subtenant hereby represent and warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Sublease, and that they know of no real estate broker or agent who is entitled to a commission in connection with this Sublease other than Colliers on behalf of Tenant (the “Broker”). Each Party agrees to indemnify and defend the other Party against and hold the other Party harmless for, from and against any and all Claims with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying Party’s dealings with any real estate broker or agent other than the Broker. The indemnities in this Section 20 shall survive the expiration or termination of this Sublease.
21.NOTICES. Any notice, demand or request required or desired to be given under this Sublease to Sublandlord or Subtenant shall be in writing via (a) personal delivery, (b) First Class U.S. Mail, return receipt requested, or (c) FedEx or other reputable overnight carrier, or (d) email (but only if a hard copy is sent within one (1) business day thereafter by one of the methods in the foregoing sections (a) through (c)), and shall be addressed to the address of the Party to be served, as set forth in this Section 21. Either Party may from time to time, by written notice to the other Party in accordance with this Section 21, designate a different address than that set forth below for the purpose of notice. Upon receipt of any notice from Master Landlord, Subtenant shall promptly deliver a copy of such notice to Sublandlord in accordance with the terms and conditions of this Section 21. Notices shall be deemed delivered (a) upon receipt, if personally delivered, or (b) three (3) business days after mailing, if mailed as set forth above. Notwithstanding the foregoing, all notices given to Master Lessor under the Master Lease shall be considered delivered only when delivered in accordance with the Master Lease.

Sublandlord:	Subtenant:
Revolution Medicines, Inc. 700 Saginaw Drive Redwood City, CA 94063 Attn: General Counsel Email: legal@revmed.com	Adverum Biotechnologies, Inc. 800 Saginaw Drive, First Floor Redwood City, CA 94063 Attn: Chief Financial Officer Email:___________________
22.DEFAULT.
22.1.By Subtenant. The occurrence of any of the following events (each, an “Event of Default”) shall constitute a material default and breach of this Sublease by Subtenant: (a) Subtenant’s failure to pay Rent, where such failure shall continue for a period of three (3) days following Subtenant’s receipt of written notice thereof from Sublandlord; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure, Section 1161, (b) the occurrence of a material default or breach of the Master Lease beyond applicable notice and cure periods contained therein due to Subtenant’s acts or omissions, or (c) the occurrence of any of the events described in Section 19.1 of the Master Lease. Upon any Event of Default under this Sublease, Sublandlord shall have all of the remedies available to Master Landlord pursuant to the Master Lease as applied to this Sublease, including without limitation the remedies enumerated in Section 19.2 of the Master Lease. All of Sublandlord’s rights and remedies herein enumerated or incorporated by reference above are cumulative, and none will exclude any other right or remedy allowed by law or in equity.
22.2.By Sublandlord. In the event that Sublandlord (i) defaults in the performance or observance of any of Sublandlord’s remaining obligations under the Master Lease, or (ii) fails to perform Sublessor’s stated obligations under this Sublease and such failure continues for thirty (30) days following written notice thereof from Subtenant, or (iii) fails to enforce, for Subtenant’s benefit, Master Landlord’s obligations under the Master Lease (to the extent expressly required by this Sublease), then Subtenant shall give Sublandlord notice specifying in what manner Sublandlord has defaulted, and if such default shall not be cured by Sublandlord within thirty (30) days thereafter (except that if such default cannot be cured within said thirty (30) day period, this period shall be extended for an additional reasonable time, provided that Sublandlord commences to cure such default within such thirty (30) day period and proceeds diligently thereafter to effect such cure as quickly as possible), then Subtenant shall be entitled to cure such default and promptly collect from Sublandlord Subtenant’s reasonable expenses in so doing (including, without limitation, reasonable attorneys’ fees and court costs).
23.SURRENDER. On the expiration or earlier termination of this Sublease, Subtenant shall, at its sole cost and expense, surrender and deliver up the Subleased Premises to Sublandlord, in the same condition as of the Commencement Date, normal wear and tear, casualty damage, and Sublandlord’s and Master Landlord’s obligations excepted, and shall remove Tenant’s Signage with respect to the Building and perform the obligations of Subtenant under Section 15.3 of the Adverum Lease, which Section 15.3 is incorporated herein by reference solely for purposes of this sentence. Unless Sublandlord otherwise agrees in writing, all alterations, additions or improvements affixed to the Subleased Premises shall be surrendered with the Subleased Premises at the expiration of the Sublease Term, except that, subject to the rights of Master Landlord under the Master Lease, Sublandlord may, by notice to Subtenant at the time of its consent thereto, require Subtenant to remove by the Expiration Date, or sooner termination of this Sublease, all or any alterations, decorations, fixtures, additions, improvements and the like installed after the Commencement Date either by Subtenant or by Sublandlord for Subtenant’s benefit, and to repair any damage to the Subleased Premises arising from the removal; provided, however, that Subtenant shall not be required to remove any leasehold improvements existing in the Subleased Premises as of the Effective Date. For the purpose of providing clarity, the items identified in Schedule 1 are Subtenant’s personal property and may be removed by Subtenant at any time during the Sublease Term.
24.HOLDOVER. If Subtenant fails to surrender the Subleased Premises in accordance with the terms and conditions of this Sublease on or before the Expiration Date or earlier termination of this Sublease, such tenancy shall be from month-to-month only, at a rental rate for the first two (2) months that is 150% of the monthly Rent payable under this Sublease immediately prior to termination or expiration of this Sublease, and thereafter at a rate of 200% of the monthly Rent applicable prior to such holdover tenancy, and shall not constitute a renewal or extension of this Sublease. Notwithstanding any provision to the contrary contained in this Sublease, (i) Sublandlord expressly reserves the right to require Subtenant to surrender possession of the Subleased Premises upon the expiration of the Sublease Term or upon the earlier termination hereof and the right to assert any remedy at law or in equity to evict Subtenant or collect damages in connection with any such holding over, and (ii) should Subtenant holdover more than 30 days after the Expiration Date (or the end of the MTM Period), then, Subtenant shall indemnify, defend and hold Sublandlord harmless from and against any and all Claims incurred or suffered by Sublandlord by reason of Subtenant’s failure to surrender the Subleased Premises on the expiration or earlier termination of this Sublease in accordance with the provisions of this Sublease, including without limitation one hundred percent (100%) of all holdover rent and other costs charged to Sublandlord pursuant to the Master Lease as a result of Subtenant’s holdover. The provisions of this Section 24 shall survive the expiration or earlier termination of this Sublease.
25.PARKING. During the Sublease Term, Subtenant shall have non-exclusive use on a first come, first served basis of 50% of the parking rights allocated to Tenant under the Master Lease, in accordance with Section 28 of the Master Lease. Subtenant’s right to use the parking space is expressly conditioned upon Subtenant’s compliance with all reasonable rules and regulations respecting parking established from time to time by Master Landlord.
26.SIGNAGE. Subtenant is not entitled to any signage in or on the Building or the Master Premises without the prior written consent of Sublandlord and Master Landlord. Notwithstanding the foregoing, subject to Master Landlord’s consent, Subtenant may maintain its current signage with respect to the Building, which Subtenant shall remove no later than the expiration of this Sublease.
27.GOVERNING LAW. The terms and provisions of this Sublease shall be construed in accordance with and governed by the laws of the State of California.

28.PARTIAL INVALIDITY. If any term, provision or condition contained in this Sublease shall, to any extent, be invalid or unenforceable, the remainder of this Sublease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Sublease shall be valid and enforceable to the fullest extent possible permitted by law.
29.ATTORNEYS’ FEES. If either Party commences litigation against the other Party in connection with this Sublease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the prevailing Party shall be entitled to recover from the other Party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.
30.COUNTERPARTS AND ELECTRONIC SIGNATURES. This Sublease may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. This Sublease may be executed by a Party’s signature transmitted by email, and copies of this Sublease executed and delivered by means of emailed signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All Parties hereto may rely upon emailed signatures (including signatures in Portable Document Format or via Docusign) as if such signatures were originals. All Parties hereto agree that an emailed signature page may be introduced into evidence in any proceeding arising out of or related to this Sublease as if it were an original signature page.
31.ENTIRE AGREEMENT. This Sublease, together with the Master Lease as incorporated or referenced herein, constitutes the entire agreement and complete understanding of the Parties with respect to the matters set forth herein and merges and supersedes all prior, oral and written, agreements and understandings, and all contemporaneous oral agreements and understandings, of any nature whatsoever with respect to such subject matter.
32.CONTINGENCIES. The effectiveness of this Sublease is subject to and contingent upon (a) Master Landlord’s execution of a written consent to this Sublease in a form reasonably acceptable to the Parties hereto (the “Landlord Consent”), [which shall include Master Landlord’s agreement (i) to the [Adverum Operating Terms] (and that Subtenant’s operations in accordance with the same shall not be a violation of the Master Lease), (ii) that Subtenant’s insurance under Section 17.4 shall satisfy the terms of the Master Lease, above (iii) Subtenant’s continue right to maintain signage as set forth in Section 26, above, and (iv) that the waiver and release set forth in Section 10.5 of the Master Lease shall apply as between Master Landlord and Subtenant], (b) the Adverum Lease Termination, and (c) Third Amendment Execution (collectively, the “Contingencies”). In the event the Contingencies are not satisfied within ten (10) days following the Effective Date, either Party may terminate this Sublease upon written notice to the other Party after the expiration of such ten (10) days period, but before the Contingencies are satisfied. If this Sublease is so terminated, Sublandlord shall promptly return any prepaid Rent and the Security Deposit to Subtenant.
[Signature page follows]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date and year set forth above.

SUBLANDLORD: Revolution Medicines, Inc., a Delaware corporation By: /s/ Mark A Goldsmith Name: Mark A. Goldsmith Title: CEO	SUBTENANT: Adverum Biotechnologies, Inc., a Delaware corporation By: /s/ Laurent Fischer Name: Laurent Fischer Title: CEO

MAH

EXHIBIT A
Subleased Premises

Schedule 1
Subtenant’s Personal Property

Equipment Type	Manufacturer	Model/Cat#	Location
Autoclave	Primus	PEB361255-48	Glasswash 1116A
RO/DI Water System	Rephile	RLIG0IHOO	Glasswash 1116A
Prefiltration System	Rephile	LABKT1000	Glasswash 1116A
High Density Rack System	Metro	N/A	Warehouse 1131
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